Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni	Mike Salop
		310-252-3524	310-252-2703
		LisaMarie.Bongiovanni@mattel.com	Mike.Salop@mattel.com

MATTEL REPORTS 2005 FINANCIAL RESULTS

Fourth Quarter Highlights

•	Worldwide net sales flat with the prior year;
•	Domestic gross sales down 3 percent and international gross sales up 3 percent;
•	Worldwide gross sales for core brands: Barbie® down 11 percent; Hot Wheels® down 11 percent; Core Fisher-Price® up 1 percent and American Girl® brands up 12 percent;

•	Gross margin decreased 60 basis points of net sales; SG&A flat with prior year;
•	Operating income as a percentage of net sales was 17.5 percent, up 50 basis points; and
•	Earnings per share of $0.69 (includes tax benefit of $0.11) vs. prior year of $0.68 (includes tax benefit of $0.16).

Full-Year Highlights

•	Worldwide net sales up 1 percent from the prior year;
•	Domestic gross sales down 2 percent and international gross sales up 5 percent;
•	Worldwide gross sales for core brands: Barbie® down 13 percent; Hot Wheels® down 1 percent; Core Fisher-Price® up 1 percent and American Girl® brands up 15 percent;

•	Gross margin decreased 140 basis points of net sales; SG&A increased 50 basis points of net sales;
•	Operating income as a percentage of net sales was 12.8 percent, down 150 basis points; and
•	Earnings per share of $1.01 (includes AJCA-related tax expense of $0.26 per share and tax benefit of $0.09 per share) vs. prior year of $1.35 (includes tax benefit of $0.15 per share).

EL SEGUNDO, Calif., January 30, 2006 – Mattel, Inc. (NYSE:MAT) today reported 2005 fourth quarter and full-year financial results. For the quarter, the company reported net income of $279.2 million, or $0.69 per share, compared to last year’s fourth quarter net income of $284.3 million, or $0.68 per share. For the year, the company reported net income of $417.0 million, or $1.01 per share, compared to last year’s net income of $572.7 million, or $1.35 per share.

Net income for the year was negatively impacted by incremental tax expense of $107.0 million, or $0.26 per share, resulting from the company’s decision to repatriate $2.4 billion in previously unremitted foreign earnings under the American Jobs Creation Act (AJCA). The company recognized expense of $112.9 million in the second quarter in anticipation of the repatriation, and reduced the expense by $5.8 million in the fourth quarter. Net income for the year was positively impacted by $38.6 million of tax benefit, or $0.09 per share, primarily relating to audit settlements with certain tax authorities in both the U.S. and abroad. Net income in 2004 was positively impacted by a $65.1 million tax benefit, or $0.15 per share, related to an audit settlement with the Internal Revenue Service.

“As I said throughout the year, 2005 proved to be a challenging year for Mattel as we continued to experience extensive cost pressures and sales declines in the Barbie® brand, which offset much of the growth we experienced throughout our portfolio,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “That said, we generated strong cash flow and the balance sheet remained healthy with approximately $1 billion of cash at year-end.”

Financial Overview

For the quarter, net sales were $1.84 billion, or flat with $1.85 billion in sales last year, which included a negative impact from changes in currency exchange rates of 1 percentage point. On a regional basis, fourth quarter gross sales decreased 3 percent in the U.S., and were up 3 percent in international markets, which included a negative impact from changes in currency exchange rates of 2 percentage points. Operating income for the quarter was up 2 percent at $321.7 million.

For the year, net sales were $5.18 billion, a 1 percent increase from $5.10 billion last year, which included a benefit from changes in currency exchange rates of 1 percentage point. On a regional basis, full-year gross sales were down 2 percent in the U.S., and were up 5 percent in international markets, which included a benefit from changes in currency exchange rates of 1 percentage point. Operating income for the year was $664.5 million, a decrease of 9 percent compared to the prior year, driven primarily by lower gross margins and higher selling, general and administrative expenses.

The company’s debt-to-total capital ratio of 26.1 percent and year-end cash balance of $997.7 million are in line with the company’s capital and investment framework. During 2005, the company repurchased 28.9 million shares of its common stock at a cost of approximately $500 million.

Mattel Brands Girls and Boys: Fourth Quarter

For the fourth quarter, worldwide gross sales for the Mattel Brands Girls and Boys business unit were $1.06 billion, down 6 percent versus a year ago. Worldwide gross sales for the Barbie® brand were down 11 percent. Worldwide gross sales for Other Girls Brands were up 23 percent. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were down 7 percent. Worldwide gross sales for the Entertainment business, which includes Games and Puzzles, were down 13 percent for the quarter.

Mattel Brands Girls and Boys: Full Year

For the year, worldwide gross sales for the Mattel Brands Girls and Boys business unit were $3.14 billion, or down 3 percent. Worldwide gross sales for the Barbie® brand were down 13 percent. Worldwide gross sales for Other Girls Brands were up 25 percent for the year. Worldwide gross sales for the Wheels category were down 1 percent. Worldwide gross sales for the Entertainment business were flat.

Fisher-Price® Brands: Fourth Quarter

Fourth quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, Little People®, Rescue Heroes® and Power Wheels® brands, were $694.8 million, up 6 percent due to strong international sales of Core Fisher-Price® and worldwide sales of Fisher-Price® Friends.

Fisher-Price® Brands: Full Year

For the year, worldwide gross sales for the Fisher-Price® Brands business unit were $2.02 billion, up 5 percent driven by double-digit sales growth of Fisher-Price® Friends and solid sales growth of Core Fisher-Price® internationally.

American Girl® Brands: Fourth Quarter

Fourth quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $240.6 million, up 12 percent.

American Girl® Brands: Full Year

For the full year, gross sales for the American Girl® Brands business unit were $436.1 million, up 15 percent, primarily due to strong performance in both the Direct and Retail channels. Increased sales were fueled by the Marisol™ doll and book from the Just Like You™ contemporary line, and doll and book products related to the American Girl® live-action, made-for-TV movies.

Live Webcast

Mattel will webcast its 2005 fourth quarter and year-end earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11 a.m. Eastern time (8 a.m. Pacific time) the morning of the call, until Tuesday, January 31st, 2006 at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 5741618.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about the company’s debt-to-total ratio and year-end cash balance in relation to the company’s capital and investment framework. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended December 31,					For the Year Ended December 31,
(In millions, except per share and percentage information)	2005		2004		Yr / Yr % Change	2005		2004		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,842.9		$1,850.4		0%	$5,179.0		$5,102.8		1%
Cost of sales	962.2	52.2%	954.4	51.6%	1%	2,806.1	54.2%	2,692.1	52.8%	4%

Gross Profit	880.7	47.8%	896.0	48.4%	-2%	2,372.9	45.8%	2,410.7	47.2%	-2%
Advertising and promotion expenses	256.7	13.9%	279.0	15.1%	-8%	629.1	12.1%	643.0	12.6%	-2%
Other selling and administrative expenses	302.3	16.4%	303.0	16.4%	0%	1,079.3	20.8%	1,036.9	20.3%	4%

Operating Income	321.7	17.5%	314.0	17.0%	2%	664.5	12.8%	730.8	14.3%	-9%
Interest expense	22.4	1.2%	25.3	1.4%	-11%	76.5	1.5%	77.8	1.5%	-2%
Interest (income)	(5.4)	-0.3%	(5.4)	-0.3%	0%	(34.2)	-0.7%	(19.7)	-0.4%	74%
Other non-operating (income), net	(1.1)		(6.1)			(29.8)		(23.5)

Income Before Income Taxes	305.8	16.6%	300.2	16.2%	2%	652.0	12.6%	696.2	13.6%	-6%
Provision for income taxes	26.6		15.9			235.0		123.5

Net Income	$279.2	15.1%	$284.3	15.4%	-2%	$417.0	8.1%$	572.7	11.2%	-27%

EPS—Basic	$0.70		$0.69			$1.02		$1.37

Average Number of Common Shares Outstanding—Basic	400.2		415.1			407.4		419.2

EPS—Diluted	$0.69		$0.68			$1.01		$1.35

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	402.5		419.2			411.0		423.1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except percentage information)	2005	2004	2005	2004
Worldwide Gross Sales:
Mattel Brands Girls & Boys	$1,055.6	$1,127.1	$3,138.7	$3,233.4
% Change	-6%	5%	-3%	-1%
Pos./(Neg.) Impact of Currency (in % pts)	0	2	1	3

Fisher-Price Brands	694.8	658.5	2,023.9	1,920.2
% Change	6%	10%	5%	8%
Pos./(Neg.) Impact of Currency (in % pts)	0	2	0	1

American Girl Brands	240.6	214.4	436.1	379.1
% Change	12%	7%	15%	10%

Other	12.6	7.6	24.8	13.4

Gross Sales	$2,003.6	$2,007.6	$5,623.5	$5,546.1

% Change	0%	7%	1%	3%
Pos./(Neg.) Impact of Currency (in % pts)	0	2	0	2

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$2,003.6	$2,007.6	$5,623.5	$5,546.1
Sales Adjustments	(160.7)	(157.2)	(444.5)	(443.3)

Net Sales	$1,842.9	$1,850.4	$5,179.0	$5,102.8

% Change	0%	6%	1%	3%
Pos./(Neg.) Impact of Currency (in % pts)	(1)	2	1	2

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At December 31,
(In millions)	2005	2004
	(Unaudited)
Assets
Cash and equivalents	$997.7	$1,156.8
Accounts receivable, net	760.6	759.0
Inventories	376.9	418.6
Prepaid expenses and other current assets	277.3	302.8

Total current assets	2,412.5	2,637.2
Property, plant and equipment, net	547.1	586.5
Other noncurrent assets	1,412.7	1,532.8

Total Assets	$4,372.3	$4,756.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$118.0	$29.0
Current portion of long-term debt	100.0	189.1
Accounts payable and accrued liabilities	1,062.4	1,229.2
Income taxes payable	182.8	279.9

Total current liabilities	1,463.2	1,727.2
Long-term debt	525.0	400.0
Other noncurrent liabilities	282.4	243.5
Stockholders’ equity	2,101.7	2,385.8

Total Liabilities and Stockholders’ Equity	$4,372.3	$4,756.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At December 31,
(In millions, except days and percentage information)	2005	2004
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	37	37
Inventories
Days of Supply (DOS)	77	89
Total Debt Outstanding	$743.0	$618.1
Total Debt-to-Total Capital Ratio	26.1%	20.6%

	Year Ended December 31,
(In millions)	2005 (a)	2004
Condensed Cash Flow Data:
Cash Flows From Operating Activities	$462	$570
Cash Flows (Used For) Investing Activities	(82)	(108)
Cash Flows (Used For) Financing Activities and Other	(539)	(458)

(Decrease) Increase in Cash and Equivalents	$(159)	$4

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2005.